UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   May 26, 2011

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code     (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The disclosure set forth under Item 2.03 of this report is incorporated by reference into this Item 1.01.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Company.

As previously reported, ThermaClime, L.L.C. (“ThermaClime”), a wholly owned subsidiary of LSB Industries, Inc. (the “Company”), and certain of ThermaClime’s subsidiaries (the “Borrowers”) entered into an Amended and Restated Term Loan Agreement, dated March 29, 2011 (the “Loan Agreement”) with  Banc of America Leasing & Capital, LLC (“BOA”), as agent for the lenders. The terms of the Loan Agreement provide that the maximum principal amount of $60 million may be increased to up to $75 million, subject to BOA syndicating the additional amount and the Borrowers electing such increase. On May 26, 2011, the Borrowers elected to increase maximum principal amount to $75 million, and the conditions to such increase, including the syndication of the increase by BOA, were satisfied in accordance with the terms of the Loan Agreement. As a result of the increase, the quarterly principal payments due under the Loan Agreement increased from $750,000 to $937,500, and the weighted-average interest rate changed to 3.92% as of May 31, 2011. The Borrowers are permitted to distribute to the Company all or any portion of the $15 million increase in the maximum principal amount.

Item 8.01	Other Events

As previously disclosed, the Company has been considering a proposed acquisition of certain real estate located in Oklahoma City, Oklahoma and Laguna Vista, Texas from Landmark Land Company, Inc. (“Landmark”). On May 26, 2011, Prime Financial L.L.C., a subsidiary of the Company (“Prime”), entered into an agreement (the “Purchase Agreement”) to purchase from Landmark, certain undeveloped real estate located in Oklahoma City, Oklahoma (the “Real Estate”), subject to standard conditions to closing, for the purchase price of $2,250,000.

The Purchase Agreement grants Prime put-options to sell the Real Estate to Landmark or to Gerald G. Barton, who is the chief executive officer and a substantial stockholder of Landmark (“Barton”), which put-option may be exercised during the sixth year following Prime’s purchase of the Real Estate. If a put-option is exercised, the purchase price for the Real Estate will be $2,250,000, plus a premium equal to a simple 10% annual return on the purchase price beginning as of the closing of the Purchase Agreement, subject to certain adjustments.

As previously disclosed, Jack E. Golsen, our chairman of the board of directors and chief executive officer (“Golsen”) and another individual previously formed a limited liability company (“LLC”), and each contributed $1.0 million to the LLC.  The LLC subsequently loaned Landmark approximately $2.0 million. In March 2011, Golsen sold his membership interest in the LLC to Barton in consideration for a promissory note in the principal amount of approximately $1.1 million, representing the amount that Golsen had invested in the LLC, plus interest (the “Barton Note”). The Barton Note is due and payable in June 2011. Pursuant to the terms of the Purchase Agreement, until the expiration of the put-options, no payment will be made on the Barton Note and payment of the amounts owing under the Barton Note will be subordinate to any amounts owing Prime upon the exercise of a put option.

In addition, Bernard Ille, one of our directors, served as a director of Landmark for many years until he resigned in March 2011. In light of the Barton Note and Mr. Ille’s past relationship with Landmark, our board of directors appointed a special committee for the purpose of reviewing, on the Company’s behalf, the purchase of the Real Estate. The special committee approved the Purchase Agreement and the related purchase of the Oklahoma City Real Estate and is still considering the possibility of the purchase of the real estate located in Laguna Vista, Texas.

Item 9.01	Financial Statements and Exhibits

 (d) Exhibits.

Exhibit	Description

4.1
Amended and Restated Term Loan Agreement, dated as of March 29, 2011, among LSB Industries, Inc., ThermaClime, L.L.C. and certain subsidiaries of ThermaClime, L.L.C., Cherokee Nitrogen Holdings, Inc., the Lenders signatory thereto, Banc of America Leasing & Capital, LLC as the Administrative and Collateral Agent, and Bank of Utah as Payment Agent, which is attached as Exhibit 4.1 to the Form 8-K filed by the Company on April 4, 2011 and is incorporated herein by reference.

4.2
Amendment Number One to the Amended and Restated Term Loan Agreement, dated as of April 21, 2011,  among LSB Industries, Inc., ThermaClime, L.L.C. and certain subsidiaries of ThermaClime, L.L.C., Cherokee Nitrogen Holdings, Inc., the Required Lenders signatory thereto, Banc of America Leasing & Capital, LLC as the Administrative and Collateral Agent, and Bank of Utah as Payment Agent, which the Company hereby incorporates by reference from Exhibit 4.3 to the Company’s Form 10-Q, filed May 5, 2011.

4.3
Joining Lender Agreement, dated as of May 26, 2011, by and among LSB Industries, Inc., ThermaClime, L.L.C. and certain subsidiaries of ThermaClime, L.L.C., Cherokee Nitrogen Holdings, Inc., Consolidated Industries Corp., Banc of America Leasing & Capital, LLC, as Administrative Agent, and The Huntington National Bank.

4.4
Joining Lender Agreement, dated as of May 26, 2011, by and among LSB Industries, Inc., ThermaClime, L.L.C. and certain subsidiaries of ThermaClime, L.L.C., Cherokee Nitrogen Holdings, Inc., Consolidated Industries Corp., Banc of America Leasing & Capital, LLC, as Administrative Agent, and MassMutual Asset Finance LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2011

LSB INDUSTRIES, INC.

By: /s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President of Finance,
Chief Financial Officer